Consent of the Independent Auditor


To the Board of Directors of
Cordiant Communications Group plc


We consent to the incorporation by reference in the Registration Statements No. 33-11622 and No. 33-41650, on Form S-8 of Cordiant plc filed with the Securities and Exchange Commission on 29 January 1987 and 15 July 1991, respectively, and of our report dated 29 April 1999 relating to the consolidated balance sheets of Cordiant Communications Group plc and subsidiaries, and the related consolidated statements of operation, shareholders' deficiency and other share capital, total recognised gains and losses and cash flows for each of the years in the three year period ended 31 December 1998, which report appears in the 31 December 1998 annual report on Form 20-F of Cordiant Communications Group plc.








                                                          /s/ KPMG Audit Plc
                                                          ----------------------
                                                          KPMG Audit Plc
London, England                                           Chartered Accountants
28 June 1999                                              Registered Auditor